Contact:

Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673

For Immediate Release

Gen-Probe Settles Patent Dispute with Vysis, Acquires Paid-Up License on Future Sales of Amplified Products for Clinical Diagnostics and Blood Screening

— Agreement Eliminates Gen-Probe’s Obligation to Pay Future Royalties –

— Transaction Expected to be Accretive to Gen-Probe’s Earnings in 2005 and Beyond —

SAN DIEGO, CA, September 23, 2004 — Gen-Probe Incorporated (Nasdaq: GPRO) has withdrawn its patent litigation against Vysis, Inc., a wholly owned subsidiary of Abbott Laboratories, and agreed to pay $22.5 million (gross) for a fully paid-up license on future sales of amplified products for clinical diagnostics and blood screening.

“Based on the strong growth we anticipate from amplified products such as APTIMA Combo 2®, Procleix® and Procleix UltrioTM, we expect this agreement to be accretive to earnings next year and increasingly beneficial each year until the patent expires in 2015,” said Henry L. Nordhoff, Gen-Probe’s chairman, president and chief executive officer. “At the same time, we are pleased to eliminate the distraction and expense of ongoing legal proceedings.”

Since 1999, Gen-Probe has been paying Vysis a 3% royalty associated with U.S. patent No. 5,750,338, also known as the “Collins patent.” A portion of this royalty has been reimbursed by Chiron, Gen-Probe’s blood screening partner. At the same time, however, Gen-Probe had disputed its obligation to pay royalties related to the patent, which covers methods used to purify and amplify nucleic acid samples.

Under the terms of the agreement, the $22.5 million payment will eliminate any future obligations to pay Vysis royalties under the Collins patent after the third quarter of 2004. The agreement covers products in the current field of infectious diseases as well as potential products in all other fields, such as Gen-Probe’s investigational PCA3 prostate cancer test. Chiron has agreed to reimburse Gen-Probe $5.5 million of the $20.5 million allocated to the current field, commensurate with their previous reimbursement of royalties paid by Gen-Probe on blood screening products. Gen-Probe expects to amortize its share of the payment to cost of goods sold over the patent’s remaining economic life.

About Gen-Probe

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid testing products for diagnosing human diseases and screening donated human blood. Using its patented NAT technologies, Gen-Probe has received FDA approvals or clearances for a broad portfolio of products that detect a variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. Additionally, the Company developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe has more than 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and employs nearly 900 people. For more information, go to www.gen-probe.com.

Caution Regarding Forward-Looking Statements

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” For example, statements concerning the expected strong growth in sales of our amplified products and the expected earnings impact of the Company’s settlement with Vysis in 2005 and beyond are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to: (i) the risk that we may not achieve our expected growth, revenue or earnings targets, (ii) the risk that sales of APTIMA Combo 2, Procleix and Procleix Ultrio may not grow as expected, (iii) the risk that development of our PCA3 test may not be successful, (iv) the risk that we may not develop new products using the Collins patent, and (v) the risk that we may not be able to maintain our current corporate collaborations, including our collaboration with Chiron Corporation, or enter into new ones. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our Report on Form 10-Q for the fiscal quarter ended June 30, 2004 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

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